                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              SCHEDULE 14C INFORMATION
               Information Statement Pursuant to Section 14(c) of
                      the Securities Exchange Act of 1934


      Check the appropriate box:
      / /        Preliminary Information Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
      /X/        Definitive Information Statement


                              PERCEPTRONICS, INC.
------------------------------------------------------------
      (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):


/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14c-5(g) and
           0-11
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $766,120, based on the book value of
                the transferred assets and liabilities
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                n/a
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                n/a
                ----------------------------------------------------------
           (3)  Filing Party:
                n/a
                ----------------------------------------------------------
           (4)  Date Filed:
                n/a
                ----------------------------------------------------------

                             INFORMATION STATEMENT
                                      AND
                          NOTICE OF STOCKHOLDER ACTION


                              PERCEPTRONICS, INC.
                               21010 ERWIN STREET
                        WOODLAND HILLS, CALIFORNIA 91367

                            ------------------------

TO OUR STOCKHOLDERS:

    Notice is hereby given to each stockholder of record, pursuant to
Section 228(d) of the Delaware General Corporation Law, that holders of a majority of the shares of Common Stock of Perceptronics, Inc. ("Perceptronics" or the "Company"), by written consent effective May 8, 2000, approved a transaction, as described in more detail below, involving the sale of our Precision Gunnery Training System ("PGTS") business to Eidetics Corporation, a California corporation ("Eidetics").


    THIS INFORMATION STATEMENT WAS FIRST MAILED TO ALL STOCKHOLDERS ON OR ABOUT MAY 31, 2000, TO OUR STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON
MAY 8, 2000.


    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US ONE. WE ARE SENDING THIS INFORMATION STATEMENT TO YOU ONLY FOR INFORMATIONAL PURPOSES. THE TRANSACTION HAS ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE VOTES OF OUR OUTSTANDING CAPITAL STOCK. A VOTE OF OUR REMAINING STOCKHOLDERS IS NOT NECESSARY.

                         DESCRIPTION OF THE TRANSACTION

SUMMARY

    Pursuant to the Agreement of Purchase for the Precision Gunnery Training System Assets dated as of April 30, 2000 between the Company and Eidetics (as it may be amended from time to time, (the "PGTS Sale Agreement"), we have agreed to sell to Eidetics our PGTS and training simulator business (the "PGTS Business") and to consummate and perform the other transactions and acts contemplated by the PGTS Sale Agreement (collectively, the "Transaction"). On April 27, 2000, our Board of Directors unanimously approved the Transaction. The Transaction currently is scheduled to close on or about June 19, 2000.

    The Transaction includes, among other things: (a) transfer to Eidetics of the PGTS Assets, as identified in the PGTS Sale Agreement, having a book value of approximately $300,000 and a value in the PGTS Sale Agreement of $457,602;
(b) payment or assumption by Eidetics of certain liabilities of the Company associated with the PGTS Business, having a book value of approximately $466,120 and a value in the PGTS Sale Agreement of $457,602; (c) transfer by the Company to Eidetics of active contracts and/or proposals in the area of PGTS and training simulator operations (collectively, "PGTS Contracts and Proposals"), including, if regulatory approval is obtained, the recently awarded $3 million contract with Egypt for Improved Tow Vehicle ("ITV") PGTS; and (d) payment by Eidetics to the Company for four years of a 3% royalty on all Eidetics business involving the PGTS Assets and/or transfer of the PGTS Contracts and Proposals. The differences between the values attributed in the PGTS Sale Agreement and book value is largely due to absence of book value for the PGTS Intellectual Property asset, differences in valuation of the parts inventory between Perceptronics and Eidetics, and taking into account the present value of certain debts.

    As a background to the Transaction, we have experienced a decline in revenues and a depressed valuation in the financial markets over the past years with respect to our defense-related business. Defense simulator revenues have historically represented a significant portion of our revenues, but the tightening of defense budgets worldwide, combined with the continuing consolidation and intense competition in the defense industry, have negatively impacted the growth and profit opportunities for small companies such as Perceptronics. At the same time, we have embarked on a transition to the larger and rapidly growing Internet markets, based on commercialization of our proprietary technology unrelated to the PGTS Business. Perceptronics' new "IC3D Framework" technology for collaborative interaction on the Internet has made significant recent technical and marketing achievements, which has been recognized by the financial markets through an increase in the average price of our stock over the past 18 months. Accordingly, the Board of Directors and management has decided to divest the defense-related PGTS Business and focus the Company entirely on the greater potential growth, profits and valuation represented by the IC3D technology. The Company approached approximately a dozen possible buyers, and received an offer only from Eidetics, in the form of a Memorandum of Understanding dated as of December 27, 1999, which offer was contingent on Perceptronics and Eidetics being awarded a new contract in Egypt for an Improved TOW Vehicle ("ITV") PGTS training system. The team was awarded this contract on March 15, 2000 and Perceptronics and Eidetics subsequently negotiated and executed the PGTS Sale Agreement.

    The Board of Directors believes that the Transaction is in the best interests of the Company and its stockholders and has unanimously approved the PGTS Sale Agreement. The Board of Directors, in approving the Transaction, considered a number of factors, including: (a) our IC3D Technology opportunity offers greater potential for growth and profits, despite the risks of being wholly dependent on the new Internet related business; (b) the PGTS marketing efforts, contracting and financing conditions, manufacturing infrastructure and future developments requirements are not compatible with the IC3D strategic direction, and involve a completely separate set of resources, including intellectual property, facilities, and personnel; (c) recent activity in the PGTS business segment has been sporadic, with considerable and costly gaps between contracts, which cause a further drain on critical cash resources;
(d) divestiture of the defense-related PGTS Business and complete future focus on the Internet-related IC3D could result in an higher overall valuation for the Company, despite the near term reduction in revenues; (e) the total purchase price is fair and improves our balance sheet, which will potentially help in achieving required future financing; and (f) we may continue to benefit from the PGTS Business through future royalty fees on contracts, which could potentially provide important revenues and cash resources.

    Following unanimous approval by the Board of Directors, approximately 29 stockholders representing approximately 54% of the outstanding shares approved the Transaction by means of written consents executed between April 27, 2000 and May 19, 2000. On May 8, 2000, there were 7,732,760 shares of Common Stock outstanding.

THE PGTS SALE AGREEMENT

    The following summarizes the key terms of the PGTS Sale Agreement.

    (i) Eidetics has agreed to buy from Perceptronics and Perceptronics has agreed to sell to Eidetics, under the terms of the Agreement, all of the assets (the "Purchased Assets") associated with the PGTS Business. All other assets of Perceptronics are excluded from the Purchased Assets. The Purchased Assets are: (a) manufacturing equipment, furniture and property; (b) supplies and other material, promotional and otherwise, including finished goods and parts inventories, used in the PGTS Business; (c) ongoing proposals or arrangements with potential customers, (d) all proprietary rights used in the PGTS Business, including the right to use the name Perceptronics Training Systems and PGTS which are associated with Perceptronics' products, (e) all transferable licenses, permits or other governmental authorizations affecting or relating to the PGTS Business; (f) the books, records, files and papers related to the PGTS Business, and (g) all goodwill associated with the PGTS Business or the purchased assets, together with the right to represent to third parties that Eidetics is the successor to the PGTS Business.

    (ii) The purchase price for the Purchased Assets is $457,602. The allocation of the purchase price to the assets is as follows: (a) Finished goods inventory, $120,000; (b) Other inventory, fixtures and equipment, $86,982; (c) Intellectual Property, technology, product rights, drawings documentation, $150,000; and (d) Pre-inventory engineering costs, $100,000.

   (iii) The purchase price will be paid in the following manner: (a) Eidetics shall retire by means of cash payments made to the respective banks or offices two SBA loans to the Company in the aggregate principal and interest amount of $180,102; (b) Eidetics shall assume the full responsibility for payment of $277,500 owed by Perceptronics to Almona Ltd. of Cairo, Egypt ("Almona") under a prior Representation and Support Agreement between Perceptronics and Almona. There may be small adjustments made to the purchase price for actual interest at the time the loans are paid; calculated on or about June 19, 2000.

    (iv) In addition to the purchase price described above, for a period of four years from the closing date Eidetics shall pay to Perceptronics a three percent (3%) royalty fee on those gross revenues that are received actually or constructively by Eidetics for PGTS sales and/or sales of simulators using as a material and integral component the acquired Perceptronics simulation technology.

    (v) For a period of five years from the closing date Perceptronics will be prohibited from: (a) engaging in a business that competes directly with the PGTS Business anywhere in the world; (b) soliciting for employment any employee of Eidetics or any former employee of Perceptronics whose primary duties and responsibilities were or are related to the PGTS Business.


    The Transaction currently is scheduled to close on or about June 20, 2000.


                         BACKGROUND TO THE TRANSACTION

    Historically, development and manufacturing of defense simulation systems has been the mainstay of our business, contributing a great majority to revenues and profits. In the 1980's, defense simulation systems, including SIMNET, AGPT and the PGTS Precision Gunnery and Training Systems accounted for tens of millions of dollars annually of our sales. Starting in the late 1980's and continuing into the 1990's, the ending of the Cold War, the consequent reduction in U.S. and international defense budgets and the consolidation of the U.S. defense industry, caused our revenues from defense simulation to fall significantly. In the late 1990's our defense simulation business was essentially concentrated on delivering TOW PGTS systems to international customers, and represented approximately $3 million in annual sales.

    Most recently, in 1999 and 2000, there have been major delays in acquisition of new PGTS contracts, due in part to a temporary but prolonged fall in middle eastern oil prices and also to administrative delays in conducting competitive and other procurements. In particular, there was an approximately one year delay in Egyptian negotiations for acquisition of new ITV (Improved TOW Vehicle) PGTS. Perceptronics submitted a proposal on January 11, 1999 in response to a Request for Proposal received January 6, 1999. Negotiations were expected to begin in May 1999, but did not actually occur until March 2000. Our unsteady financial condition and continuing cash problems made it prohibitively expensive to maintain at full strength the engineering and manufacturing capability required to perform on eventual PGTS contracts in the face of such long and non-productive periods between contracts. Likewise, our lack of a bank line of credit made it both difficult and costly to obtain production financing for international PGTS contracts; this effectively limited the number and size of contracts on which we could bid, and reduced the profitability of such contracts when they were acquired.

    Fortunately, at this same time Perceptronics was starting a new venture in the area of Internet enabling technology. The Internet market, in contrast to the defense simulation market, was and has been undergoing an almost explosive expansion in size and opportunity. The Internet venture involves meeting the increasing need for multi-user, online collaborative interaction on the Internet by adapting and commercializing the simulator networking concepts, architecture and protocols we helped develop for the U.S. Department of Defense.

    Initial funding for Internet product development and commercialization came from a combination of Department of Defense Small Business Innovative Research
(SBIR) contracts, State of California grants, private equity investment and internal resources. Our proprietary product, which we call the IC3D-TM-Framework, was initially focused on allowing multiple users to collaborate in 3D virtual environments over the Internet. Proof of concept was completed in March 1998 for 3D applications. We have subsequently demonstrated that the IC3D Framework technology will also permit collaborative interaction with a variety of Internet animation and streaming media players, including such commercial products as Macromedia's Flash and Shockwave, Microsoft's Windows Media Player, and Realnetworks' Real Audio and Real Video. This is potentially very significant financially, because we believe that in the near term, the Internet applications based on these and similar products will outnumber applications based on 3D visualization. We have initiated marketing and technical strategic alliances to help develop and promote the technology in its key application areas, identified as entertainment, e-commerce, education and business communication. We see an immediate market for IC3D products and services, and believe we can achieve a steady increase in market size as the Internet reaches the 300 million user mark and beyond in the next few years.

    Response to the IC3D Framework venture, from its earliest stages, has been highly encouraging both in the commercial arena and in the financial community. We are traded on the over the counter bulletin board (OTC BB). Our stock price began to rise following announcement of the Internet related IC3D development project, and continued to rise as the focus of Company resources and activities clearly shifted to this area. When the IC3D project was first announced in September 1997, Perceptronics' share price was approximately $0.15; when the SBIR Phase II contract was announced in June 1998, the share price rose as high as $1.10; and in March 2000, following several other announcements of technical and strategic accomplishments, the share price was as high as $2.50. Our share price was $1.03 as of May 12, 2000, following a general downturn in the Internet technology market. Fluctuations notwithstanding, the post-IC3D average stock price has remained markedly higher than when Perceptronics was perceived as essentially a small defense simulation company. We believe this increase in valuation reflects the greater potential of the Internet market for our growth in revenues and profit. It has occurred even though we are not yet deriving significant revenues from the IC3D product, are not profitable and will be dependent on continued equity investment for the foreseeable future.

    On September 21, 1999 the Board of Directors of Perceptronics held its annual meeting, at which were also present representatives of Vantera Partners, the Company's financial consultants. The Board discussed the future prospects of the Company and received advice from its financial consultants. Based on the above factors, and on other considerations, the Board decided that it would be in the best interests of the Company and its stockholders for Perceptronics to devote itself entirely to the Internet-based IC3D Framework products and services and directly related projects. After considering various options for building on the IC3D opportunity, including an independent spin-off of the IC3D business, the Board concluded that the only feasible present course was that Perceptronics divest itself of its defense simulation operations, including the PGTS product line, and the remaining business become in essence an Internet start-up company. At the same time, the Board directed management to reduce PGTS operating expenses to a minimum consistent with maintaining the value of the PGTS Assets, including the viability of currently outstanding proposals. On October 11, 1999 we made a public announcement of our intent to divest the PGTS Business and associated operations.

    The PGTS Assets offered for sale related only to the PGTS and defense simulator portion of our business, and did not involve any assets, intellectual property or other resources related to the IC3D Framework technology and the Internet portion of the Company's business, which were completely separate.

    From October 1999 through December 1999 we identified and contacted approximately a dozen candidates for acquisition of the assets. The candidates were primarily companies already active in identical or similar defense simulation businesses or associated with the TOW anti-armor missile system production and support, but also included some potential start-up companies. The candidates included the Fire Arms Training Systems Company (FATS), Kollsman Corporation, ECC International, Lockheed Martin Fairchild Corporation, Raytheon Systems Company, EDS and others. As a result of this process we received only one expression of interest from a potential buyer; this was from Eidetics Corporation of Torrance, California, a manufacturer of low-cost aircraft simulators and other simulation devices.

    During November and December 1999 we conducted negotiations with Eidetics regarding the valuation of the assets, the means by which payment would be made, and the terms and conditions of the transfer of assets and subsequent operation of the PGTS business. On December 27, 1999 we signed a Memorandum of Understanding (the "MOU") with Eidetics that gave Eidetics the right to purchase the PGTS Assets on terms essentially the same as those of the present Transaction. Under the MOU, the offer was conditional on Perceptronics and Eidetics entering into a Teaming Agreement for Egypt ITV PGTS program, on the Perceptronics/Eidetics team winning the competitive Egyptian program, and on the parties subsequently negotiating in good faith a PGTS Sale Agreement by May 30, 2000. As part of the MOU, Perceptronics agreed to not enter into any discussions or agreement with respect to the sale of the PGTS Assets with anyone other than Eidetics prior to the later of two months after the award of the initial Egyptian ITV PGTS contract or April 30, 2000.

    On December 27, 1999 we also signed a Teaming Agreement with Eidetics under which we agreed to pursue the Egyptian ITV PGTS contract as a team, with Perceptronics as the prime contractor and Eidetics as the major subcontractor. Under the Teaming Agreement and associated MOU, Eidetics agreed to pay Perceptronics' reasonable costs for participating in the Egyptian ITV PGTS negotiations in Cairo, Egypt and also to provide the financing necessary for the Letter of Guarantee for 10% of the contract amount and Letter of Credit for the 15% advanced payment that are usually required as part of an Egyptian sale contract. On January 5, 2000 we made a public announcement of the MOU and Teaming Agreement.

    Based on the Eidetics agreement, Perceptronics engaged Tom Lubaczewski, our former Senior Vice President for training systems, as a consultant. His tasks were to prepare for and conduct the anticipated Egyptian negotiations and to help move forward such other PGTS and simulator proposals that the Company had in progress up to the point of actual asset sale. All of Mr. Lubaczewski's consulting fees to date have been paid by Eidetics.

    Perceptronics was invited by the Egyptian Ministry of Defense to negotiations in Cairo for the ITV PGTS contract, starting on March 4, 2000. The negotiations were conducted for Perceptronics by Mr. Lubaczewski as an authorized representative of the Company; also attending was Allan Klein as the president of Eidetics, our major subcontractor. On March 15, 2000, following a series of intense negotiating sessions, the Perceptronics/Eidetics team was awarded the Egyptian ITV PGTS contract. On the same date we made a public announcement of the award and of our intent to proceed with the PGTS Asset sale under the terms of the MOU.

    During March and April 2000 Perceptronics and Eidetics negotiated the details of the PGTS Asset Sale Agreement (the "Agreement") and submitted the terms to the Board of Directors of Perceptronics for approval.

    A special meeting of the Board of Directors was held on April 27, 2000 to consider the proposed Transaction with Eidetics as negotiated by management. The meeting was attended in person by all of the Company's directors except Robert Parker and Amos Freedy, who attended telephonically. Also in attendance was Robert Anderson, the Company's controller, and Allan Klein, the president of Eidetics, who addressed the Board concerning Eidetics intent and ability to consummate the Agreement. Members of the Board discussed the proposed Transaction in detail. Following this discussion, the Board approved the terms of the PGTS Asset Sale Agreement by unanimous resolution, for the reasons described in this Information Statement, contingent upon receiving stockholder approval of the Transaction.

                          APPROVAL OF THE TRANSACTION

    Perceptronics is a Delaware corporation. Under Delaware law, the sale, lease or exchange by a corporation of all or substantially all of its property or assets requires both board of director and stockholder approval. As described in this Information Statement, we believe that we now hold, through our proprietary technologies for the Internet market utilizing our IC3D Framework, significant assets to build our business strategy on the Internet related opportunity and therefore the Transaction may not require stockholder approval. Nonetheless, given the relative significance of the PGTS and defense related simulator business to our historical results of operations, we have elected to obtain the approval of a majority of stockholders to the Transaction. Consequently, approval of the Board was likewise conditional on obtaining stockholder consent.

    Delaware law permits the Company to obtain the written consent of a majority of stockholders, in lieu of the more costly and time consuming process of holding a special stockholders meeting preceded by distribution of a formal proxy statement for a vote of all the stockholders. Consequently, on May 19, 2000 we received the written consent of 29 stockholders holding approximately 54% of shares outstanding, which met the Delaware requirement for stockholder consent to the Transaction. On May 8, 2000, there were 7,732,760 shares of Common Stock outstanding.

    Section 228(d) of the Delaware General Corporation requires that the Company provide prompt notice to all stockholders who have not consented in writing to the Transaction. Accordingly, this Information Statement is being distributed to all stockholders of record on May 8, 2000. The Transaction will not be submitted to our other stockholders for a vote and this Information Statement is being furnished to you solely to provide you with information concerning the Transaction in accordance with the requirements of the Securities Exchange Act of 1934, as amended and the regulations promulgated under such Act, including Regulation 14C.

    None of the corporate actions described in this Information Statement, including consummation of the Transaction, will afford our stockholders the opportunity to dissent from the actions described herein, or to receive an agreed or judicially determined value for their stock.

        REASONS FOR THE TRANSACTION; BOARD OF DIRECTORS RECOMMENDATIONS

    The Board of Directors has unanimously approved the PGTS Sale Agreement and believes that the Transaction is in the best interests of the Company and its stockholders. Each of the directors and officers of the Company has executed and delivered a written consent, pursuant to which each director and officer has agreed to vote all shares of Common Stock owned of record by him in favor of the PGTS Sale Agreement. The Board of Directors, in approving the Transaction and recommending stockholder approval of the PGTS Sale Agreement, considered a number of factors, including, without limitation, the following:

    (i) The PGTS business and the defense simulation business as a whole has historically been a major element in our revenues, accounting for a majority of our historical revenues. But this market has decreased in absolute terms over the last decade due to worldwide reductions in defense budgets following the end of the Cold War and also the major consolidation of the defense industry, providing far less contract opportunities to the small, niche supplier.

    (ii) At the same time, our contract activity in the PGTS business segment was very sporadic, with considerable and costly gaps between projects, as evidenced by the continual delay in the Egypt contract negotiations. Maintenance of the PGTS capability during such delays and gaps has caused a major drain on critical cash resources and negatively impacted other, potentially more rewarding business pursuits.

   (iii) In contrast, the Internet product and services market has been growing at a tremendous rate during the past several years, and is projected to continue this growth as hundreds of millions of people worldwide connect to the Internet. There is a well expressed need on the Internet for enhanced collaborative interaction; which we believe holds for a number of key end user application areas, including entertainment, e-commerce, education and business communication. The overall market for enabling collaborative products and services is estimated at over $20 billion now, and over $100 billion in several years.

    (iv) Perceptronics believes that we have a good chance to capturing a portion of this large and growing market with our open IC3D Framework, which can provide collaborative interaction over a wide range of applications incorporating a variety of 3D visualization, animation and streaming media engines. Technical progress on the IC3D Framework has been excellent to date, and we have also initiated significant marketing and technical alliances to help promote IC3D applications.

    (v) In the opinion of the Board, building our business strategy on its Internet related opportunity at this time offers a far greater potential for growth in revenues and profits than does the PGTS and defense related simulator business.

    (vi) The PGTS and defense simulator related marketing efforts, contracting and financing conditions, manufacturing infrastructure and future developments requirements are not compatible with the IC3D strategic direction, and involve completely separate sets of resources, including intellectual property, facilities, and personnel. As a result, the Company presents a divided and contradictory appearance to the financial and investment communities and to its customers.

   (vii) The Board of Directors believes it is clear the Company should use its available and future resources to focus entirely on the Internet related IC3D opportunity. The Board also believes that of the options for accomplishing this, in the most feasible and expeditious way is to divest the PGTS and defense related simulator business by selling the PGTS Business to a company (Eidetics) that considers such business all or a major part of its business strategy.

  (viii) In the judgement of the Board and its financial consultants, divestiture of the defense-related PGTS Business and complete future focus on the Internet-related IC3D business would also improve the probability of an overall higher future valuation for the company, although this cannot be assured. The Board bases this opinion on the increase in the Company's stock price following announcement of the IC3D venture, and the maintenance of this increase following the announced intent to divest the PGTS operation.

    (ix) The Board believes that management had identified and contacted an adequate set of potential purchasers of the PGTS Assets prior to receiving only one viable expression of interest, from the Eidetics, a completely independent company. The Board further believes that the MOU and Teaming Agreement subsequently signed with Eidetics was fair and met the Company's goals in initiating the PGTS divestiture.

    (x) The Eidetics MOU and Teaming Agreement with Eidetics resulted in a strong Perceptronics/ Eidetics team. The team was able to pursue and win the long awaited contract from Egypt, with an initial value of $3 million. In the Board's opinion, Perceptronics could not have won the Egyptian ITV PGTS contract without Eidetics' participation for several reasons: (a) our financial difficulties and need to reduce PGTS operating costs so severely weakened our competitive position;
        (b) Eidetics provided immediate financing for Perceptronics' presence in Cairo and assured future financing for the production program; and
        (c) Eidetics' agreement to assume our obligations to our Egyptian representative Almona, if the contract was won, motivated Almona to perform their marketing and support duties in a diligent and effective manner.

    (xi) Being awarded this contract allowed the parties to go forward, under the terms of the MOU, to negotiate the final PGTS Sale Agreement. In the opinion of the Board, the subsequent negotiation was conducted in good faith by both parties, and resulted in an Agreement that was fair to Perceptronics and adhered to the terms and intent of the previously signed MOU.

   (xii) The PGTS Sale Agreement with Eidetics values the entire PGTS Assets as slightly above book value at the time of the agreement, and provides for payment through the discharge by Eidetics of certain Perceptronics' loans and other obligations with a book value above the book value of the assets. Payment of these loans and obligations are a necessary condition for transfer of the PGTS Assets and continuing the PGTS business.

  (xiii) While the immediate Transaction is essentially a cashless one for the Company, it nevertheless has the significant benefits of providing a capital gain of approximately $160,000, improving the Company's financial statements for future banking and financing considerations, and also improving future cash flow by eliminating ongoing expenses associated with the PGTS operation, such as rent and utilities for the production facility, storage fees, etc.

   (xiv) In addition, there are long term potential benefits to the Company that may significantly increase the effective sale price. The PGTS Asset Sale Agreement provides for payment to the Company of a 3% fee on the initial Egypt contract and all directly related Egypt contracts for a period of four years, and also a 3% royalty fee on all sales by Eidetics for deriving from the PGTS Assets for a period of four years. While no firm amount can be guaranteed for such fees, the initial Egypt contract plus the identified potential market suggests that the total fees received could be about $250,000 or even more, or about $62,500 per year. This compares favorably with the average of $51,000 in annual net profits for PGTS systems over the past four years.

    In considering the Transaction, the Board of Directors considered certain consequences that could result from the Transaction that are described below under "Certain Considerations."

    In view of the variety of factors considered by the Board in connection with its evaluation of the Transaction, the Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determination and recommendations set forth herein. Neither the Board nor any individual director articulated the consideration of, or otherwise identified, any one factor or group of factors as more significant than any other in reaching the determination or recommendation set forth herein.

    THE BOARD OF DIRECTORS BELIEVES THAT THE PGTS SALE AGREEMENT AND THE TRANSACTION ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE SALE AGREEMENT.

                             CERTAIN CONSIDERATIONS

    While the Board of Directors is of the opinion that the PGTS Sale Agreement is fair to, and its approval is advisable and in the best interests of, the Company and its stockholders, stockholders are advised of the following possible effects of the Transaction.

COMPLETE DEPENDENCE ON INTERNET RELATED BUSINESS

    Following the Transaction, we will be completely dependent on our Internet related business, in which we are relatively inexperienced. The Internet software products and service industry is characterized by rapid technological change and is highly competitive. Our future success will depend on our ability to develop new products and product enhancements to keep up with technological advances and to meet customer needs. Any failure to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on our financial condition and results of operations. We currently have limited development, production and marketing capabilities and resources and will be dependent upon establishing relationships with strategic and marketing partners to be able to fully exploit its proposed networking product. There can be no assurance that the networking product or future new products will achieve market acceptance, result in increased revenues, or be profitable. Such products could also be subject to technological obsolescence and intense competition from companies with greater resources than us.

MANAGEMENT OF GROWTH

    Successful expansion of our Internet related operations will depend on, among other things, the ability to develop and commercialize new products, to attract and retain skilled management and other personnel, to secure adequate sources of capital to finance growth on reasonable terms and to successfully manage growth. To manage growth effectively, we will have to continue to implement and improve its operational, financial and management information systems, procedures and controls. As we expand, it may from time to time experience constraints that will adversely effect its ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely effect our financial condition and results of operations.

COMPETITION

    We expect to encounter intense competition in the area of multi-user online collaborative products and services from companies that have substantially greater financial, manufacturing and marketing capabilities than we do. We also expect to experience competition from emerging companies. There can be no assurance that our products will be competitive with existing or future products, or that we will be able to establish or maintain a profitable price structure for its products.

PROTECTION OF INTELLECTUAL PROPERTY

    We rely on a combination of patents, trade secrets, and other intellectual property law, nondisclosure agreements and other protective measures to preserve our proprietary rights pertaining to its IC3D Technology and products. Such protection, however, may not preclude competitors from developing products or technology similar or superior to ours. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Although we implement protective measures and intends to defend our proprietary rights, there can be no assurance that these efforts will be successful. Furthermore, there can be no assurance that our products or technologies are not or will not be in violation of the patent rights of third parties, or that any of our patents will not be challenged, invalidated or circumvented.

                        PRO FORMA FINANCIAL INFORMATION

    Set forth below is certain unaudited financial information for the Company as of March 31, 2000, giving the effect of the Transaction as if it had occurred on March 31, 2000 on the unaudited balance sheet and income statement for the 12 months ended March 31, 2000.

                                                                ACTUAL            PRO FORMA
                                                              -----------        -----------
CASH........................................................  $   355,781        $   355,781
ACCOUNTS RECEIVABLE.........................................       10,573             10,573
INVENTORY...................................................      300,620                  0
PREPAID EXPENSE.............................................       17,620             17,620
EQUIPMENT AND LEASEHOLDS....................................       38,039             38,039
DEFERRED TAXES..............................................      932,566            932,566
OTHER ASSETS................................................       82,930             76,230
                                                              -----------        -----------
      TOTAL ASSETS..........................................  $ 1,738,129        $ 1,430,809
                                                              ===========        ===========
CURRENT PORTION OF LTD......................................  $   105,886        $    39,363
SHORT TERM DEBT.............................................       54,000             54,000
ACCOUNTS PAYABLE............................................      638,903            368,903
ACCRUED COMPENSATION........................................      172,499            172,499
OTHER ACCRUED LIABILITIES...................................      105,245             97,265
LONG TERM DEBT..............................................      103,029                  0
OTHER LONG TERM LIABILITIES.................................       23,000                  0
      TOTAL LIABILITIES.....................................  $ 1,202,562        $   732,030
                                                              ===========        ===========
EQUITY......................................................      535,567            698,779
      TOTAL LIABILITIES & EQUITY............................  $ 1,738,129        $ 1,430,809
                                                              ===========        ===========

NET SALES...................................................  $   720,985        $   720,985
COST OF SALES...............................................      886,223            886,223
                                                              -----------        -----------
GROSS PROFIT................................................     (165,238)          (165,238)
SELLING AND G&A.............................................      770,809            770,809
RESEARCH AND DEVELOPMENT....................................      195,800            195,800
                                                              -----------        -----------
OPERATING LOSS..............................................   (1,131,847)        (1,131,847)
INTEREST EXPENSE............................................       39,881             39,881
GAIN ON SALE OF PGTS ASSETS.................................            0            163,212
                                                              -----------        -----------
LOSS BEFORE INCOME TAX......................................   (1,171,728)        (1,008,516)
INCOME TAX..................................................          800                800
                                                              -----------        -----------
NET INCOME..................................................  $(1,172,528)       $(1,009,316)
                                                              ===========        ===========

    This pro forma information is based on information as of approximately
May 8, 2000. Actual pro forma information will vary depending on the ultimate closing date and prorations and closing adjustments. The Company will file definitive pro forma financial statements with the SEC following consummation of the Transaction within the required time periods for filing.

    The unaudited pro forma information is not necessarily indicative of future results or what our financial position or results of operations would actually have been had the Transaction occurred on such date. Such information should not be used to project results for any future period.

                           FORWARD-LOOKING STATEMENTS

    This Information Statement contains forward-looking statements based on Perceptronics' current expectations about itself and its industry. These forward-looking statements can be identified with text containing words such as "expects", "anticipates", "estimates", "believes" and other similar expressions. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of factors as discussed in this Information Statement and our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                              BENEFICIAL OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of our outstanding securities as of May 8, 2000 by the following parties:

    - All those persons or entities known by us to be beneficial owners of 5% or more of each class of our outstanding securities, or "5% Shareholders"

    - Each director and each of our Chief Executive Officer and the next four highest paid officers, or our Named Executive Officers

    - All directors and our executive officers as a group.

    The data presented are based on information provided to us by the parties specified above and are being included in this Information Statement to provide you with information regarding the relative ownership interests of the parties who have consented in writing to the Transaction and who hold management positions with us.

                                                                                     NUMBER OF
                                                                                     SHARES OF
                                                                                      COMMON
NAME OF BENEFICIAL OWNER                                             TITLE             STOCK
------------------------                                      --------------------   ---------
Richard Moskowitz...........................................  CEO, Director          400,000(2)
Dr. Gershon Weltman.........................................  President, Chairman    247,511(2)
Dr. Amos Freedy.............................................  Director               251,363(2)
Dr. John Lyman..............................................  Director               190,911(2)
Stanley Schneider...........................................  Director               131,111(2)
Robert Parker...............................................  Director                      (1)(2)
All Executive Officers and Directors as a Group (6
  persons)..................................................                         1,220,896
Eagle Capital, Ltd..........................................                         391,933(2)
3836 No. Keeler St, Suite 200
Chicago, IL 60641
Puglisi Capital Partners....................................                         750,000(2)
399 Park Avenue, 37(th) Floor
New York, NY 10022

------------------------

(1) Less than 1%

(2) Indicates a party that has delivered a written consent to the Transaction.

                             AVAILABLE INFORMATION

    A schedule of the consenting stockholders and list of all the stockholders is available to you and will be provided by the Company without charge upon request. Requests for such information should be directed to our Corporate Secretary, at 21010 Erwin Street, Woodland Hills, California 91367, by facsimile at (818) 348-0540 or by e-mail at GWELTMAN@PERCEPTRONICS.COM.We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents filed by us at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Securities and Exchange Commission are also available to the public through the Securities and Exchange Commission's Internet site at http://www.sec.gov.

                                          By order of the Board of Directors,

                                          PERCEPTRONICS, INC.

                                                       By:  /s/ GERSHON WELTMAN
                                                            -----------------------------------------
                                                            Gershon Weltman, Chairman

Dated: May 8, 2000